                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:    Joseph P. Tomczak
            Chief Financial Officer
            (817) 885-0000

                       KEVCO, INC. EVALUATING ALTERNATIVES

FORT WORTH, TEXAS (JAN. 31, 2001) - Kevco, Inc. (Nasdaq/NM:KVCO) today announced that it is evaluating alternatives because of the unprecedented decline in the shipments of new manufactured homes.

         Fred Hegi, chairman of the board, president and chief executive officer, commented, "A number of factors have combined to force virtually all of our customers to reduce their manufacturing volumes severely. The extent of the decline is forcing Kevco to evaluate its alternatives, including protection under federal bankruptcy laws. Our objective is to avoid a material disruption in our operations. We are currently in discussions with our major creditors and are seeking a resolution of this issue as quickly as possible."

         Kevco, headquartered in Fort Worth, Texas, is a leading wholesale distributor and manufacturer of building products for the manufactured housing and recreational vehicle industries.

         This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include those relating to implementation of the Company's cost improvement and operating efficiency initiatives, the effect of installation of a new information system, the outlook for and advantages of manufactured housing and includes statements relating to the Company or its operations that include terms such as "expects," "believes," "anticipates," "intends," "goals" and similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company's actual results, performance and achievements could differ materially from the results, performance or achievements expressed in, or implied by, these forward-looking statements as a result of various factors, including without limitation, the Company's substantial leverage and its effects on the Company's ability to obtain additional capital as needed, the adequacy of existing funds to meet liquidity needs, the Company's ability to integrate its operations and realize savings from the implementation of its new management information systems, the realization of savings from plant consolidations and staff reduction; the ability of the manufactured housing industry to reduce inventory, customer demand for manufactured housing and recreational vehicles, the effect of general economic conditions, including increasing interest rates, the availability of financing for manufactured housing customers and the impact of raw materials prices. This press release speaks as of the date it is released. The Company does not intend to, and does not undertake to, update information contained in this press release absent an express obligation to do so in connection with required filings under Federal securities laws. A description of these factors, as well as other factors which could affect the Company's business, is set forth in filings by the Company with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 1999 and Form 10-Q for the quarter ended September 30, 2000.